FOR IMMEDIATE RELEASE		August 8, 2019
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2019 SECOND-QUARTER RESULTS

•	Cooler-than-normal weather drives quarter-over-quarter earnings decrease

•	Operations and maintenance expenses lower versus a year ago

•	Customer growth of 1.8 percent continues to underscore an expanding Arizona economy

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $144.1 million, or $1.28 per diluted share of common stock, for the quarter ended June 30, 2019. This result compares with earnings of $166.7 million, or $1.48 per share, in the same 2018 period.

“Our second quarter was marked by unusually mild temperatures. And, since weather variations have a direct impact on how much energy customers use to cool their homes and businesses, our retail sales and financial results were lower than a year ago,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt, noting that the opposite was true in this year’s first quarter, when colder winter weather drove an increase in energy revenues as customers used more electricity for heating.

Led by the mildest month of May since 1980, the effects of weather in the second quarter negatively impacted results by $0.31 per share compared to the year-ago period. For perspective, the moderate weather decreased the number of residential cooling degree-days (a measure of the effects of weather) 18 percent versus the same 2018 period, and 11 percent below average.

In addition to the effects of weather, customer refunds resulting from federal corporate tax cuts; lower market returns for pension and other post-retirement non-service benefits; and other miscellaneous items negatively affected the quarterly results.

Decreased operations and maintenance expenses (due in part to lower planned fossil plant outages) and lower parent company costs partially offset these negative factors. A lower effective income tax rate and higher transmission revenues also positively impacted quarterly results. In addition, the company continued to experience solid customer growth of 1.8 percent, as well as a steady improvement in economic conditions.

Through the first two quarters of this year, the company’s consolidated net income attributable to common shareholders was $162.1 million, or $1.44 per diluted share of common stock. The result compares with $170.0 million, or $1.51 per share, in earnings for the first six months of 2018.

Pursuing Responsible Energy Policies
Looking to the future, Brandt said the company “will remain actively engaged in pursuing responsible energy policies that make sense - and provide value - for our customers and Arizona.”

APS, for example, continues to advance Arizona’s solar and clean-energy leadership. With last week’s Request for Proposal (RFP) announcement seeking additional solar and wind resources, the company continues to build upon one of the nation’s most extensive renewable energy portfolios. These new RFPs will provide needed resources in the early 2020s, and the solar generation will be designed with the flexibility to add energy storage as a future option. By 2021, the company expects to have about 2,500 MW of renewable energy - enough to power more than half a million Arizona homes.

The company also is aligned with state regulators in exploring the opportunities electric vehicles present in advancing the company’s clean energy objectives. To support the expected rapid growth of electric vehicles in Arizona, APS has implemented a program - Take Charge AZ - to increase charging infrastructure for fleets, workplaces and multifamily housing communities. The program provides charging equipment, as well as installation and maintenance. In turn, participants pay for any electricity costs and are encouraged to use the equipment when solar energy is abundant and energy prices are lower.

Financial Outlook
The company expects its 2019 consolidated earnings will be at the lower end of the previously disclosed range of $4.75 to $4.95 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2019 outlook can be found in the second-quarter 2019 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2019 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, Aug. 8. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Thursday, Aug. 15, 2019, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 49598.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $18 billion, about 6,000 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2019	2018	2019	2018

Operating Revenues	$ 869,501	$ 974,123	$ 1,610,031	$ 1,666,837

Operating Expenses
Fuel and purchased power	242,222	257,087	472,810	454,197
Operations and maintenance	227,543	268,397	473,177	534,079
Depreciation and amortization	147,374	145,436	296,081	290,261
Taxes other than income taxes	55,090	53,607	110,180	107,207
Other expenses	683	7,434	1,110	7,597
Total	672,912	731,961	1,353,358	1,393,341

Operating Income	196,589	242,162	256,673	273,496

Other Income (Deductions)
Allowance for equity funds used during construction	7,572	13,073	18,760	27,152
Pension and other postretirement non-service credits - net	6,374	12,006	11,488	24,865
Other income	12,885	6,598	20,054	10,583
Other expense	(4,350)	(3,771)	(8,708)	(7,000)
Total	22,481	27,906	41,594	55,600

Interest Expense
Interest charges	57,465	60,708	118,118	119,662
Allowance for borrowed funds used during construction	(4,494)	(6,291)	(11,159)	(13,046)
Total	52,971	54,417	106,959	106,616

Income Before Income Taxes	166,099	215,651	191,308	222,480

Income Taxes	17,080	44,039	19,498	42,774

Net Income	149,019	171,612	171,810	179,706

Less: Net income attributable to noncontrolling interests	4,874	4,874	9,747	9,747

Net Income Attributable To Common Shareholders	$ 144,145	$ 166,738	$ 162,063	$ 169,959

Weighted-Average Common Shares Outstanding - Basic	112,337	112,115	112,381	112,067

Weighted-Average Common Shares Outstanding - Diluted	112,651	112,471	112,734	112,482

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.28	$ 1.49	$ 1.44	$ 1.52
Net income attributable to common shareholders - diluted	$ 1.28	$ 1.48	$ 1.44	$ 1.51